Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Kala Pharmaceuticals, Inc. and subsidiaries dated February 12, 2020, appearing in the Annual Report on Form 10-K of Kala Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 12, 2020